Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS FOURTH QUARTER RESULTS

MILWAUKEE, August 17, 2016/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its fourth fiscal quarter ended July 3, 2016.

•	Fourth quarter net sales were $502 million. Net sales decreased $32 million or 6.0% before currency impacts due to cooler than normal spring weather in North America and Europe.

•	Fourth quarter net income was $5.3 million; adjusted net income was $20.1 million. Fourth quarter diluted earnings per share was $0.12; adjusted diluted earnings per share was $0.46.

•
Fiscal 2016 net sales were $1.81 billion. Net sales decreased $65 million or 3.4% before currency impacts due to a $25 million reduction in job site products sales and lower sales caused by cool spring weather in North America and Europe as well as economic uncertainty in many international markets, including Europe.

•	Fiscal 2016 net income was $26.6 million or $0.60 per diluted share; adjusted net income was $55.0 million or $1.25 per diluted share.

•	Repurchased $37.4 million in shares under the share repurchase program and paid $23.6 million in dividends to shareholders during fiscal 2016.

•	Announced a quarterly dividend increase of 4% to $0.14 per share; the third increase in three consecutive years.

•	Fiscal 2017 revenues estimated to increase to a range of $1.84 billion to $1.89 billion.

•
Fiscal 2017 earnings per share estimated to be $1.26 to $1.41, including $0.11 to $0.14 per share relating to additional investments to upgrade our ERP system and our commercial mowing capacity expansion. Also, includes additional pension expense and negative foreign currency for a combined impact of $0.09 per share as well as a higher income tax expense of approximately $0.08 per share as the income tax rate returns to normal levels.

“Our fiscal fourth quarter sales were impacted by cooler than normal temperatures in North America and Europe. Industry shipments in April and May were down significantly when compared to last year as the cooler weather impacted retail sell through. We believe that retail sell through has improved in the latter part of June and into July in both regions such that elevated channel inventories at the end of our fiscal year are reducing to more normal levels,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “Compounding this was the impact of global economic uncertainty, which has challenged consumer confidence and made goods exported to international markets relatively more expensive also impacting demand. In the U.S., commercial lawn and garden continues to be a bright spot for our business.” Teske continued, “Our Ferris brand of commercial mowers and Billy Goat both achieved record sales and we grew our commercial engine sales as well. Our team has delivered superior products during a time when higher-end residential and multi-family housing has experienced strong growth. While we have observed slower growth of entry level housing to date, we have positioned ourselves well by delivering new and innovative products with features to attract new home buyers as they enter the market and to encourage existing home owners to replace their equipment to make work easier.”

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (866) 259-1024. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1666202.

Non-GAAP Financial Measures

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income”, and “adjusted diluted earnings per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of pressure washers, and it is a leading designer, manufacturer and marketer of power generation, lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Snapper Pro®, Ferris®, PowerBoss®, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended June
(In Thousands, except per share data)

	Three Months Ended June		Twelve Months Ended June
	FY2016	FY2015	FY2016	FY2015
NET SALES	$502,191	$538,819	$1,808,778	$1,894,750
COST OF GOODS SOLD	405,768	430,480	1,438,166	1,511,363
RESTRUCTURING CHARGES	2,471	3,508	8,157	24,288
Gross Profit	93,952	104,831	362,455	359,099

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	85,502	73,149	305,482	289,916
RESTRUCTURING CHARGES	608	519	2,038	3,000
GOODWILL IMPAIRMENT	—	—	7,651	—
TRADENAME IMPAIRMENT	2,683	—	2,683	—
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES (1)	655	—	1,760	—
Income from Operations	5,814	31,163	46,361	66,183

INTEREST EXPENSE	(4,890)	(4,891)	(20,033)	(19,532)
OTHER INCOME	4,679	3,558	9,028	10,307
Income before Income Taxes	5,603	29,830	35,356	56,958

PROVISION FOR INCOME TAXES	254	9,729	8,795	11,271
Net Income	$5,349	$20,101	$26,561	$45,687

EARNINGS PER SHARE
Basic	$0.12	$0.45	$0.61	$1.00
Diluted	0.12	0.45	0.60	1.00

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,631	43,754	43,019	44,392
Diluted	42,896	43,847	43,200	44,442
(1) Beginning in the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within Income from Operations. Prior to the third quarter of fiscal 2016, equity in earnings from unconsolidated affiliates is classified in Other Income. See Adjusted Segment Information tables for prior year equity in earnings of unconsolidated affiliates amounts.

Supplemental International Sales Information
(In Thousands)

	Three Months Ended June		Twelve Months Ended June
	FY2016	FY2015	FY2016	FY2015
International sales based on product shipment destination	$105,282	$117,086	$509,775	$582,265

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of June
(In Thousands)

CURRENT ASSETS:	FY2016	FY2015
Cash and Cash Equivalents	$89,839	$118,390
Accounts Receivable, Net	191,678	215,841
Inventories	386,065	378,688
Deferred Income Tax Asset	44,736	45,871
Prepaid Expenses and Other Current Assets	28,419	36,453
Total Current Assets	740,737	795,243

OTHER ASSETS:
Goodwill	161,568	165,522
Investments	52,757	30,779
Debt Issuance Costs, Net	1,908	1,399
Other Intangible Assets, Net	104,164	111,280
Deferred Income Tax Asset	53,467	22,452
Other Long-Term Assets, Net	15,793	15,134
Total Other Assets	389,657	346,566

PLANT AND EQUIPMENT:
At Cost	1,056,893	1,035,326
Less - Accumulated Depreciation	730,620	720,488
Plant and Equipment, Net	326,273	314,838
	$1,456,667	$1,456,647

CURRENT LIABILITIES:
Accounts Payable	$181,152	$182,676
Accrued Liabilities	137,149	152,440
Total Current Liabilities	318,301	335,116

OTHER LIABILITIES:
Accrued Pension Cost	310,378	208,623
Accrued Employee Benefits	23,483	23,298
Accrued Postretirement Health Care Obligation	38,441	47,545
Deferred Income Tax Liability	5	223
Other Long-Term Liabilities	51,094	44,907
Long-Term Debt	221,339	222,685
Total Other Liabilities	644,740	547,281

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	72,020	77,272
Retained Earnings	1,074,437	1,071,493
Accumulated Other Comprehensive Loss	(338,450)	(279,110)
Treasury Stock, at Cost	(314,960)	(295,984)
Total Shareholders' Investment	493,626	574,250
	$1,456,667	$1,456,647

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended June
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2016	FY2015
Net Income	$26,561	$45,687
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	54,400	52,260
Stock Compensation Expense	5,109	6,227
Goodwill and Tradename Impairment	10,334	—
Pension Settlement Expense	20,245	—
Loss on Disposition of Plant and Equipment	751	265
Provision for Deferred Income Taxes	2,194	7,648
Equity in Earnings of Unconsolidated Affiliates	(4,947)	(7,303)
Dividends Received from Unconsolidated Affiliates	6,119	4,628
Non-Cash Restructuring Charges	3,903	11,257
Changes in Operating Assets and Liabilities:
Accounts Receivable	23,917	21,461
Inventories	(7,933)	12,079
Other Current Assets	1,231	5,444
Accounts Payable, Accrued Liabilities and Income Taxes	(17,120)	(2,508)
Other, Net	(12,941)	(9,049)
Net Cash Provided by Operating Activities	111,823	148,096

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(64,161)	(71,710)
Cash Paid for Acquisitions, Net of Cash Acquired	(3,074)	(88,144)
Cash Paid for Investment in Unconsolidated Affiliates	(19,100)	—
Proceeds Received on Disposition of Plant and Equipment	1,359	2,117
Other, Net	(860)	(250)
Net Cash Used in Investing Activities	(85,836)	(157,987)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	—	—
Payments on Long-Term Debt	(1,851)	—
Debt Issuance Costs	(932)	—
Cash Dividends Paid	(23,617)	(22,559)
Stock Option Exercise Proceeds and Tax Benefits	12,389	5,126
Treasury Stock Purchases	(37,441)	(47,045)
Net Cash Used in Financing Activities	(51,452)	(64,478)

EFFECT OF EXCHANGE RATE CHANGES	(3,086)	(1,909)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(28,551)	(76,278)
CASH AND CASH EQUIVALENTS, Beginning	118,390	194,668
CASH AND CASH EQUIVALENTS, Ending	$89,839	$118,390

Liquidity and Capital Resources:

Net debt at July 3, 2016 was $133.3 million (total debt, excluding debt issuance costs, of $223.1 million less $89.8 million of cash), or $26.7 million higher than the $106.6 million (total debt, excluding debt issuance costs, of $225.0 million less $118.4 million of cash) at June 28, 2015.

Cash flows provided by operating activities for fiscal 2016 were $111.8 million compared to $148.1 million in fiscal 2015. The decrease in operating cash flows was primarily related to lower net income and changes in working capital from higher inventory levels due to lower sales volume.

During fiscal 2016, the Company repurchased approximately 2,034,000 shares on the open market at an average price of $18.41 per share. As of July 3, 2016, the Company had remaining authorization to repurchase up to approximately $50 million of common stock with an expiration date of June 29, 2018.

SUPPLEMENTAL SEGMENT INFORMATION AND OUTLOOK

Engines Segment:

	Three Months Ended June		Twelve Months Ended June
(In Thousands)	FY2016	FY2015	FY2016	FY2015
Net Sales	$315,046	$351,847	$1,142,815	$1,208,914

Gross Profit as Reported	$64,049	$78,198	$252,833	$267,778
Restructuring Charges	—	—	464	—
Pension Settlement Expense	11,135	—	11,135	—
Adjusted Gross Profit	$75,184	$78,198	$264,432	$267,778

Gross Profit % as Reported	20.3%	22.2%	22.1%	22.2%
Adjusted Gross Profit %	23.9%	22.2%	23.1%	22.2%

Segment Income as Reported	$8,449	$33,914	$60,645	$93,880
Restructuring Charges	—	—	1,354	—
Litigation Charges	—	—	2,825	—
Pension Settlement Expense	20,245	—	20,245	—
Adjusted Segment Income	$28,694	$33,914	$85,069	$93,880

Segment Income % as Reported	2.7%	9.6%	5.3%	7.8%
Adjusted Segment Income %	9.1%	9.6%	7.4%	7.8%

Fourth Quarter Highlights

•
Engine volumes shipped decreased by 21% or approximately 535,000 engines. Cool spring weather in North America and Europe, combined with global economic uncertainty, led to lower demand for residential walk and riding mowers.

•
Gross profit percentage decreased by 190 basis points. Adjusted gross profit percentage increased 170 basis points due to expanded margins on new products, manufacturing efficiency improvements and lower material costs, partially offset by the unfavorable 50 basis point impact of foreign currency net of offsetting price increases and 10% lower manufacturing volume.

•
Equity in earnings of unconsolidated affiliates decreased by $1.8 million due to lower service parts shipments following the cool spring. This had an unfavorable impact on segment income percentage of 60 basis points.

Fiscal Year Summary

•
Net sales decreased by $57.9 million or 4.8% before currency impacts, primarily due to lower shipments of engines into Europe and other international markets. Total engine unit shipments decreased by 7%, but reflected a favorable sales mix shift to large engines. Gross profit percentage decreased by 10 basis points. Adjusted gross profit percentage increased by 90 basis points due to expanded margins on new products, manufacturing efficiency improvements and lower material costs. Engineering, selling, general and administrative costs (ESG&A) increased $14.2 million. Adjusted ESG&A, which excludes pension settlement expense and litigation charges, increased by $2.2 million including $2.8 million related to our ERP upgrade. Equity in earnings of unconsolidated affiliates decreased by $3.3 million, which had an unfavorable impact on segment income percentage of 30 basis points.

Products Segment:

	Three Months Ended June		Twelve Months Ended June
(In Thousands)	FY2016	FY2015	FY2016	FY2015
Net Sales	$216,271	$212,251	$772,154	$788,564

Gross Profit as Reported	$29,530	$24,763	$110,944	$89,268
Restructuring Charges	2,471	3,508	7,693	24,288
Acquisition Related Charges	—	250	250	1,422
Adjusted Gross Profit	$32,001	$28,521	$118,887	$114,978

Gross Profit % as Reported	13.7%	11.7%	14.4%	11.3%
Adjusted Gross Profit %	14.8%	13.4%	15.4%	14.6%

Segment Income (Loss) as Reported	$(3,008)	$(2,323)	$(9,775)	$(22,447)
Restructuring Charges	3,079	4,027	8,841	27,288
Goodwill Impairment	2,683	—	10,334	—
Acquisition Related Charges	—	474	276	2,115
Adjusted Segment Income	$2,754	$2,178	$9,676	$6,956

Segment Income (Loss) % as Reported	(1.4)%	(1.1)%	(1.3)%	(2.8)%
Adjusted Segment Income %	1.3%	1.0%	1.3%	0.9%

Fourth Quarter Highlights

•
Net sales increased by $7.4 million before currency impacts, primarily due to increased shipments of high-end residential and commercial lawn and garden equipment through our North American dealer channel and the results of Billy Goat, which was acquired in May 2015.

•
Gross profit percentage increased by 200 basis points. Adjusted gross profit percentage increased 140 basis points, primarily due to a favorable sales mix from our focus on selling higher margin lawn and garden equipment and the results of Billy Goat as well as lower material costs.

•	ESG&A increased by $2.9 million primarily due to the Billy Goat acquisition and strategic initiatives, partially offset by the benefit of the movement in foreign currency rates.

Fiscal Year Summary

•
Net sales decreased by $3.2 million or 0.4% before currency impacts, primarily due to a $25 million reduction in job site products sales, lower international sales and lower sales of pressure washers due to the cool spring weather. Increased sales of high-end residential and commercial lawn and garden mowers and the Billy Goat acquisition helped offset the decrease. Segment income percentage increased 150 basis points. Adjusted segment income percentage improved by 40 basis points due to favorable sales mix from our focus on selling higher margin lawn and garden equipment and the results of Billy Goat acquisition, higher margins from manufacturing efficiency improvements and lower material costs. Compared to last year, operating profit was $10.9 million lower due to weakness in job site product sales. We realized incremental restructuring savings of $6.2 million in fiscal 2016 as part of the efficiency improvements. ESG&A increased $1.4 million. Adjusted ESG&A increased by $2.1 million including $0.9 million related to our ERP upgrade.

Outlook:

For fiscal 2017, we anticipate net sales to be in a range of $1.84 billion to $1.89 billion. This sales range contemplates our expectation that the U.S. residential lawn and garden market improves by 1% to 4% including expected improvements in the housing market and more seasonal spring weather in key markets. We expect that international regions will exhibit less growth than the U.S. in light of economic uncertainty. Sales of job site products are expected to modestly improve as channel inventories gradually subside.

For fiscal 2017, we estimate net income to be in a range of $55 to $62 million or $1.26 to $1.41 per diluted share; prior to the impact of share repurchases. Operating margins are expected to be approximately 5.4% to 5.7%. Adjusted operating margins for fiscal 2016 were 5.0%, which included the equity in earnings of unconsolidated affiliates for the second half of the fiscal year (5.2% if equity in earnings of unconsolidated affiliates had been included for the full year). Compared to last year, operating margins are expected to improve due to product margin expansion, manufacturing cost reductions and higher equity in earnings of unconsolidated affiliates. Other income, which excludes equity in earnings of unconsolidated affiliates, is expected to be $2.5 million in fiscal 2017.

The improvement in operating margins is anticipated to be tempered by incremental pre-tax expenses of $7 million to $9 million ($0.11 to $0.14 per diluted share) for our ERP upgrade and commercial mowing capacity expansion projects. Higher pension costs and unfavorable foreign exchange impacts are expected of approximately $6 million pre-tax ($0.09 per diluted share). The effective tax rate is projected to return to a more normal rate to be in a range of 31% to 33% which represents an increased expense of $0.08 per diluted share compared to fiscal 2016. After factoring out the increased pension costs, unfavorable foreign exchange impacts, and the change in tax rate, the midpoint of our earnings range for fiscal 2017 contemplates over 20% growth in earnings compared with fiscal 2016 while funding important investments for our business. Capital expenditures are projected to be approximately $70 million to $75 million.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended June
(In Thousands, except per share data)

	Three Months Ended June
	FY2016 Reported	Adjustments(1)	FY2016 Adjusted	FY2015 Reported	Adjustments(1)	FY2015 Adjusted
Gross Profit
Engines	$64,049	$11,135	$75,184	$78,198	$—	$78,198
Products	29,530	2,471	32,001	24,763	3,758	28,521
Inter-Segment Eliminations	373	—	373	1,870	—	1,870
Total	$93,952	$13,606	$107,558	$104,831	$3,758	$108,589
Engineering, Selling, General and Administrative Expenses
Engines	$55,443	$9,110	$46,333	$45,953	$—	$45,953
Products	30,059	—	30,059	27,196	224	26,972
Total	$85,502	$9,110	$76,392	$73,149	$224	$72,925
Segment Income (Loss) (2)
Engines	$8,449	$20,245	$28,694	$33,914	$—	$33,914
Products	(3,008)	5,762	2,754	(2,323)	4,501	2,178
Inter-Segment Eliminations	373	—	373	1,870	—	1,870
Total	$5,814	$26,007	$31,821	$33,461	$4,501	$37,962

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	2,298	—	2,298
Income from Operations	$5,814	$26,007	$31,821	$31,163	$4,501	$35,664

Income before Income Taxes	5,603	22,664	28,267	29,830	4,501	34,331
Provision for Income Taxes	254	7,905	8,159	9,729	1,564	11,293
Net Income	$5,349	$14,759	$20,108	$20,101	$2,937	$23,038

Earnings Per Share
Basic	$0.12	$0.34	$0.46	$0.45	$0.06	$0.51
Diluted	0.12	0.34	0.46	0.45	0.06	0.51
(1) For the fourth quarter of fiscal 2016, includes pre-tax restructuring charges of $3,079 ($2,001 after tax), pre-tax pension settlement charges of $20,245 ($13,160 after tax), pre-tax tradename impairment charge of $2,683 ($1,771 after tax), and a pre-tax gain on the sale of an investment in marketable securities of $3,343 ($2,173 after tax). For the fourth quarter of fiscal 2015, includes pre-tax restructuring charges of $4,027 ($2,629 after tax) and pre-tax acquisition-related charges of $474 ($308 after tax).
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Twelve Month Periods Ended June
(In Thousands, except per share data)

	Twelve Months Ended June
	FY2016 Reported	Adjustments(1)	FY2016 Adjusted	FY2015 Reported	Adjustments(1)	FY2015 Adjusted
Gross Profit
Engines	$252,833	$11,599	$264,432	$267,778	$—	$267,778
Products	110,944	7,943	118,887	89,268	25,710	114,978
Inter-Segment Eliminations	(1,322)	—	(1,322)	2,053	—	2,053
Total	$362,455	$19,542	$381,997	$359,099	$25,710	$384,809
Engineering, Selling, General and Administrative Expenses
Engines	$193,716	$11,935	$181,781	$179,566	$—	$179,566
Products	111,766	26	111,740	110,350	693	109,657
Total	$305,482	$11,961	$293,521	$289,916	$693	$289,223
Segment Income (Loss) (2)
Engines	$60,645	$24,424	$85,069	$93,880	$—	$93,880
Products	(9,775)	19,451	9,676	(22,447)	29,403	6,956
Inter-Segment Eliminations	(1,322)	—	(1,322)	2,053	—	2,053
Total	$49,548	$43,875	$93,423	$73,486	$29,403	$102,889

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	3,187	—	3,187	7,303	—	7,303
Income from Operations	$46,361	$43,875	$90,236	$66,183	$29,403	$95,586

Income before Income Taxes	35,356	40,532	75,888	56,958	29,403	86,361
Provision for Income Taxes	8,795	12,104	20,899	11,271	10,280	21,551
Net Income	$26,561	$28,428	$54,989	$45,687	$19,123	$64,810

Earnings Per Share
Basic	$0.61	$0.64	$1.25	$1.00	$0.42	$1.42
Diluted	0.60	0.65	1.25	1.00	0.42	1.42
(1) For the twelve months of fiscal 2016, includes pre-tax restructuring charges of $10,195 ($6,672 after tax), goodwill impairment charge of $7,651 which is not deductible for income tax purposes, pre-tax tradename impairment charge of $2,683 ($1,771 after tax), pre-tax acquisition-related charges of $276 ($180 after tax), pre-tax litigation charges of $2,825 ($1,836 after tax), pre-tax pension settlement charges of $20,245 ($13,160 after tax), and a pre-tax gain on the sale of an investment in marketable securities of $3,343 ($2,842 after tax). For the twelve months of fiscal 2015, includes pre-tax restructuring charges of $27,288 ($17,749 after tax) and pre-tax acquisition-related charges of $2,115 ($1,374 after tax).
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.